Exhibit 10.23
CARDIOVASCULAR SYSTEMS, INC.
SUMMARY OF CALENDAR 2008
EXECUTIVE OFFICER ANNUAL CASH INCENTIVE COMPENSATION
For calendar 2008, our executive officers are eligible to receive annual cash incentive compensation with target bonus levels ranging from 20% to 50% of their yearly base salary. Participants are eligible to earn 50% to 150% of their target bonus amount depending upon the company’s performance relative to the bonus plan criteria. The annual cash incentive plan is designed to reward the executive officers for achieving and surpassing revenue and gross margin financial goals set by the compensation committee and board of directors.

Name	Target % of Base Salary	Threshold Bonus	Target Bonus	Maximum Bonus
David L. Martin	50%	$98,750	$197,500	$296,250
President, Chief Executive Officer and Director
Laurence L. Betterley(1)	40%	$45,000	$90,000	$135,000
Chief Financial Officer
James E. Flaherty	40%	$43,600	$87,200	$130,800
Chief Administrative Officer
Robert J. Thatcher	40%	$43,600	$87,200	$130,800
Executive Vice President
Paul Koehn	40%	$35,310	$70,620	$105,930
Vice President of Manufacturing
Brian Doughty	20%	$19,260	$38,520	$57,780
Vice President of Marketing
Paul Tyska(2)	40%	$40,000	$80,000	$120,000
Vice President of Business Development
Michael J. Kallok, Ph.D.	40%	$51,000	$102,000	$153,000
Chief Scientific Officer and Director
John Borrell(2)	40%	$40,000	$80,000	$120,000
Vice President of Sales

(1)	Mr. Betterley’s actual bonus will be adjusted proportionally to reflect his start date of April 14, 2008.
(2)	The Vice President of Business Development and Vice President of Sales will also be paid sales commissions on a monthly basis according to a formula based on sales levels.